Exhibit 23.01

Independent Auditors’ Consent

The Board of Directors
Guilford Pharmaceuticals Inc.:

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Guilford Pharmaceuticals Inc. of our report dated February 7, 2003, except for the third paragraph of Note 20, which is as of March 13, 2003, with respect to the consolidated balance sheets of Guilford Pharmaceuticals Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and our report dated February 7, 2003, on the related financial statement schedule, which reports appear in the December 31, 2002 Annual Report on Form 10-K of Guilford Pharmaceuticals Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our reports refer to a change in the Company’s revenue recognition policy for non-refundable upfront fees in 2000.

     /s/KMPG LLP

Philadelphia, Pennsylvania
November 11, 2003